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                                                                     EXHIBIT 4.7

                                                                  EXECUTION COPY

                              EMPLOYMENT AGREEMENT

            This AGREEMENT by and between Viatel Holding (Bermuda) Limited, a company incorporated in Bermuda, whose registered office is at Cedar house, 41 Cedar Avenue, Hamilton, HM 12, Bermuda (the "Company"), and Lucy Woods of Kale House, Reading Road, Mattingley, Hants RG27 8JY, UK (the "Executive"), dated as of the 21st day of April 2004.

            1. Employment Period. Subject to the purchase of the Notes by the Investors and the Executive contemplated by the Investment Agreement, dated as of the date hereof (the "Investment Agreement"), by and among Morgan Stanley & Co. Incorporated, CFSC Wayland Advisers, Inc., Ahab Partners, L.P., Stonehill International Partners, L.P., Ore Hill Hub Fund Ltd., Varde Partners, Inc. (together the "Investors"), the Executive and the Company, the Company hereby agrees to employ the Executive, and the Executive hereby agrees to be employed by the Company, subject to the terms and conditions of this Agreement, with effect from the Closing Date and continuing thereafter unless and until terminated in accordance with Section 3. Capitalized terms used and not defined herein shall have the meanings ascribed to such terms in the Investment Agreement. The Executive's period of continuous employment commenced on 12 May 2003.

            2. Terms of Employment.

            (a) Position and Duties.

                  (i) During the Executive's employment under the terms of this Agreement (the "Employment Period"), the Executive shall (A) serve as Chief Executive Officer of the Company and a member of the Board of Directors of the Company (the "Board"), with such duties and responsibilities as are commensurate with such position taking into account the duties and responsibilities of the Chairman of the Board of Directors (B) report to the Board. In addition, the Executive agrees to serve, without additional consideration, as a director of the board of directors of any of the Company's subsidiaries or any company or other entity directly or indirectly controlled by or under common control with the Company (collectively, the Company and such entities, the "Affiliated Group"). The Company shall provide or procure that the Executive is provided with directors and officers' liability insurance in relation to her appointment as a director and officer of the Company which is substantially similar to that provided to members of the Board in their capacities as directors of the Board and with directors and officers' liability insurance in relation to her appointment as a director or officer of any member of the Affiliated Group which is substantially similar to that provided to members of the board of directors of such member of the Affiliated Group.

                  (ii) During the Employment Period, the Executive shall devote her full attention and time to the business and affairs of the Company and use her reasonable endeavors to perform such responsibilities in a professional manner. The Executive may serve on corporate boards of companies outside the Affiliated Group subject to the reasonable approval of the Board, but only to the extent any of such board memberships do not interfere with her duties to the Company, represent a conflict of interest with the Company or violate Section 5 of this Agreement.

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                  (iii) During the Employment Period, the Executive will work during the Company's normal UK business hours, together with such additional hours as may be reasonably necessary (with no further compensation) for the proper performance of her duties. The Executive agrees in accordance with Regulation 5 of the Working Time Regulations 1998 (the "Regulations") that the provisions of Regulation 4(1) (which impose a cap on average weekly working time) do not apply to the Executive and that the Executive will give three (3) months' prior written notice if she wishes Regulation 4(1) to apply to her.

                  (iv) During the Employment Period, the Executive will be based at the Company's principal UK offices (which, at the date of this Agreement, are at Inbucon House, Wick Road, Egham, Surrey TW20 0HR) but will travel (both in the United Kingdom and overseas) as reasonably required in the performance of her duties. In the event that the principal offices of the Company are relocated from the address specified in the previous sentence during the Employment Period such that it becomes reasonably necessary for the Executive to relocate her home, the Company will pay for or reimburse all reasonable expenses incurred by the Executive and her family in undertaking the relocation of the Executive's home and the personal effects and belongings of the Executive and her family (including but not limited to any legal and estate agents fees and disbursements incurred with the sale and purchase of suitable properties and charges incurred in connection with the transportation of personal effects and belongings).

            (b) Compensation and Benefits.

                  (i) Base Salary. During the Employment Period, the Company shall pay the Executive an annual base salary of (pound)320,000 (the "Base Salary"), payable in equal monthly installments . The Executive's Base Salary shall be reviewed (upwards only) by the Board on or as soon as reasonably practicable after 1 January each year during the Employment Period for the purposes of determining the amount, if any, by which the Executive's salary shall be increased.

                  (ii) Annual Incentive Compensation.

            (A) Bonus Eligibility. Subject to clause (B) below, for each fiscal year completed during the Employment Period, the Executive shall be eligible to receive an annual cash bonus ("Annual Bonus") with a target of 125% of the Executive's Base Salary (as increased from time to time) as set forth in this Agreement (the "Target Bonus") payable to the Executive as set forth in Section 2(b)(ii)(C) of this Agreement. Any such Annual Bonus shall be payable in pounds sterling. Any such Annual Bonus shall be based on the amount of (i) consolidated revenue of the Company calculated in accordance with generally accepted accounting principles ("Revenue") for such fiscal year (or with respect to the Hurdle described below for the applicable quarter) calculated in (pound)sterling and (ii) EBITDA - Working Capital (as defined below) for such fiscal year (or with respect to the Hurdle described below for the applicable quarter) calculated in (pound)sterling, in each case as compared to the "goal" amount of Revenue and EBITDA - Working Capital, respectively, planned for such year as set forth in the materials previously provided to the Executive by the Company (the "Plan"). Any such Annual Bonus will be determined by reference to the amount, if any, that results under clause (B)(1), (2) or (3) plus the amount, if any, that results under clause (B)(4), (5) or (6),

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      below. For purposes of this Agreement, "EBITDA" shall mean the excess of
      (x) Revenue over (y) the sum of (I) cost of sales (II) property costs and rights of way, (III) repairs, maintenance lifts & shifts, (IV) staff costs (excluding any stock-based compensation expense), (V) marketing, IR & PR expenses, (VI) travel expenses, and (VII) other SG&A (excluding any professional services, foreign exchange gains or losses, gain or loss on sale of investments or fixed assets, receipts from bankruptcy estates and "Working Capital" shall mean the excess of (X) Trade Accounts Receivable over (Y) Trade Accounts Payable for cost of sales suppliers. The goals for Revenue and EBITDA - Working Capital as set out in the Plan for the 2004 fiscal year have been agreed and have been provided in writing by the Company to the Executive. The goals for Revenue and EBITDA - Working Capital to be set out in the Plans for each subsequent fiscal year shall be determined by the Company promptly after the end of each fiscal year only after good faith discussions (undertaken with a view to reaching agreement) with the Executive on the appropriate levels for such goals. Any change from using Revenue and EBITDA-Working Capital as goals shall be subject to agreement between the Executive and the Company. If a goal is a negative number, then performance at less than 100% of the goal would be a higher negative number than the goal.

            (B) Calculation of Bonus. Subject to clauses (B)(7) and (B)(8) below, the amount of the Annual Bonus shall be calculated as follows:

                  (1) If the Company's Revenue for the applicable fiscal year is equal to or greater than 70% and less than 80% of the Revenue goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 50% to 74% of 50% of the Target Bonus.

                  (2) If the Company's Revenue for the applicable fiscal year is equal to or greater than 80% and less than 100% of the Revenue goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 75% to 100% of 50% of the Target Bonus.

                  (3) If the Company's Revenue for the applicable fiscal year is equal to or greater than 100% and is equal to or less than 110% of the Revenue goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 100% to 110% of 50% of the Target Bonus. If the Company's Revenue for the applicable fiscal year is greater than 110% of the Revenue goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 110% of 50% of the Target Bonus.

                  (4) If the Company's EBITDA - Working Capital for the applicable fiscal year is equal to or greater than 70% and less than 80% of the EBITDA - Working Capital goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 50% to 74% of 50% of the Target Bonus .

                  (5) If the Company's EBITDA - Working Capital for the applicable fiscal year is equal to or greater than 80% and less than 100% of the EBITDA - Working

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      Capital goal for the applicable fiscal year as set forth in the Plan, the
      Executive shall have earned an Annual Bonus of 75% to 100% of 50% of the Target Bonus.

                  (6) If the Company's EBITDA - Working Capital for the applicable fiscal year is equal to or greater than 100% and is equal to or less than 110% of the EBITDA - Working Capital goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 100% to 110% of 50% of the Target Bonus. If the Company's EBITDA -- Working Capital for the applicable fiscal year is greater than 110% of the EBITDA -- Working Capital goal for the applicable fiscal year as set forth in the Plan, the Executive shall have earned an Annual Bonus of 110% of 50% of the Target Bonus.

                  (7) In each case set forth above, the percentage of the Target Bonus earned will be interpolated on a pro-rata basis and rounded to the nearest tenth of a percentage point based upon the percentage achievement of the Revenue or EBITDA - Working Capital goal, as applicable, before multiplying such percentage by the Target Bonus to determine the (pound)sterling amount of the Annual Bonus; provided, that in no event shall the Executive be eligible to earn an Annual Bonus in excess of 110% of the Target Bonus.

                  (8) Notwithstanding the foregoing, the Executive shall not be eligible to receive any Bonus unless the Hurdle (as defined below) shall have been met. If the Hurdle is met in one fiscal year, it shall be deemed to be satisfied for that and all subsequent fiscal years. The Hurdle will be deemed to be met in any fiscal year only if both (x) the average of quarterly Revenue for the third quarter and quarterly Revenue for the fourth quarter for such fiscal year is equal to at least 69.39% of the average of projected Revenue for the third quarter and projected Revenue for the fourth quarter of such fiscal year, as set forth in the Plan and
      (y) the average of quarterly EBITDA - Working Capital for the third quarter and quarterly EBITDA - Working Capital for the fourth quarter for such fiscal year is equal to at least 69.39% of the average of projected EBITDA - Working Capital for the third quarter and projected EBITDA - Working Capital for the fourth quarter of such fiscal year, as set forth in the Plan.

            (C) Allocation/Payment of the Annual Bonus. Subject to the provisions of this Section 2(b)(ii)(C), prior to the second anniversary of the date hereof, the Executive shall (and the Executive hereby agrees to) purchase Notes from the Company having an aggregate principal amount (at the date of issuance) of up to $520,000 (the "Total Investment Amount"). At or prior to the Closing Date, the Executive has purchased from the Company Notes in the aggregate principal amount of $250,000 (the "Minimum Investment Amount"). The Company hereby agrees that any Notes which represent all or any part of the Additional Investment Amount (as defined below) which are acquired by the Executive from the Company in accordance with this Section 2(b)(ii)(C) will be subject to and have the benefit of all of the terms and conditions (to the extent applicable to the Executive under the terms of such Agreements) of the Shareholders Agreement dated as of the date hereof among the Company, the Executive, the Investors (the "Shareholders Agreement"), the Security Trust and Intercreditor Deed dated as of the date hereof, by and among the Company, the Guarantors and The Law Debenture Trust

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      Corporation p.l.c and the Registration Rights Agreement dated as of the date hereof among the Company, the Executive and the other Investors named therein. In addition, on the date or dates of any such acquisition of Notes which represent all or any part of the Additional Investment Amount by the Executive, the Executive shall represent and warrant to the Company as to herself only and not jointly on the terms contained in Article IV of the Investment Agreement. The amount of the Total Investment Amount minus the Minimum Investment Amount shall be referred to as the "Additional Investment Amount." Notwithstanding the foregoing, the Executive shall not be required to purchase any of the Additional Investment Amount in excess of the aggregate after-tax amount of the Annual Bonuses for the 2004 and 2005 fiscal years (except that the Executive shall be permitted to purchase such Additional Investment Amount prior to the end of fiscal year 2005 in excess of the aggregate after-tax amount of the Annual Bonuses for the 2004 and 2005 fiscal years from her own funds if she wishes to do so). In the event that an Annual Bonus is payable in respect of the 2004 fiscal year, the entire after-tax amount of such bonus, if less than the Additional Investment Amount, shall be used to purchase Notes to satisfy this obligation. In the event that an Annual Bonus is payable in respect of the 2005 fiscal year and the Executive has not (on or prior to the time that such Annual Bonus would be payable) purchased the Additional Investment Amount from the Company, up to the entire after-tax amount of such bonus shall be used to purchase Notes from the Company to satisfy this obligation. The Company shall have the right to effect such purchases by setting off and reducing any Annual Bonus that is otherwise payable. The Annual Bonus shall be converted from pounds sterling into US dollars at the best (pound)sterling:US dollar exchange rate reasonably available to the Company (as reasonably determined by the Board) on the date of purchase of such Notes. From and after the time that the Minimum Investment Amount has been purchased by the Executive from the Company, any amounts not offset to effect any such purchase, and with respect to any Annual Bonuses that are payable with respect to fiscal years following 2005, the Executive shall be paid such Annual Bonuses prior to the end of the first fiscal quarter following the end of the fiscal year for which the Annual Bonuses were earned (but in no event later than when bonuses are paid to other Company executives); provided, that with respect to any fiscal year for which the Executive has earned an Annual Bonus below 74% of the Target Bonus (a "Minimum Bonus"), the Executive shall not be paid the Minimum Bonus (or be permitted to use the Minimum Bonus to purchase Notes from the Company to satisfy the Additional Investment Amount) until the later of (i) the end of the first fiscal quarter following the end of the fiscal year for which the Minimum Bonus was earned (but in no event later than when bonuses are paid to other Company executives) and (ii) the end of the fiscal quarter on or before the first quarter of 2006 in which the Company achieves positive cash flow. In the event that the Company does not achieve positive cash flow on or before the first quarter of 2006, the Executive shall forfeit all right to such Minimum Bonus.

            (D) Adjustments. In the event that an extraordinary, unusual or nonrecurring event affects the Company including, without limitation, if the Company disposes of a segment of a business or changes accounting principles or engages in a recapitalization such as a merger, consolidation, separation, spin-off, or other distribution of stock or property of the Company, the Board will consider equitably adjusting the Hurdle and the EBITDA - Working Capital and Revenue performance goals. Any such adjustment shall

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      only be made following good faith consultations with the Executive during which the Company will give the Executive the detailed reasons for any such proposed adjustments and will consider in good faith any representations made by the Executive in relation to any such proposed adjustments. Any adjustments made by the Board shall be made or designated at or about the time of the event causing the adjustment to be made.

                  (iii) Employee Benefits. During the Employment Period, the Executive shall be eligible to participate in employee benefit plans as may be adopted from time to time by VTL (UK) Limited ("VTL (UK)") on the same basis as provided to similarly situated executives of VTL (UK) generally.

                  (iv) Insurance Benefits. During the Employment Period, the Executive will be eligible to participate in the VTL (UK) standard private medical health (for the benefit of the Executive and her family). The provision of insurance benefits will be subject to and in accordance with the rules governing such arrangements from time to time in force.

                  (v) Legal Fees. The Company will reimburse the Executive for all legal fees (including VAT and disbursements) reasonably incurred by her in taking advice in connection with the preparation and drafting of this Agreement, the Shareholders Agreement, the Investment Agreement, the Security Trust and Intercreditor Deed, the terms of the Notes and all associated documents and otherwise generally in connection with the transaction contemplated by those documents.

                  (vi) Pension. During the Employment Period, the Company will, subject to any applicable Inland Revenue limits, pay an annual amount equal to 6% of the Executive's Base Salary (as amended from time to time) to a personal pension arrangement of the Executive's choice, subject to the requirements of applicable law. Such payment will be paid in equal monthly installments at the same time as the Executive's Base Salary under Section 2(b)(i) is paid.

                  (vii) Car Allowance. During the Employment Period, the Company will pay the Executive an annual amount (less required deductions) of (pound)10,000 by way of car allowance. For the avoidance of doubt, the car allowance shall not be pensionable. The car allowance will be paid in equal monthly installments at the same time as the Executive's Base Salary under
Section 2(b)(i) is paid.

                  (viii) Expenses. During the Employment Period, the Executive shall be entitled to prompt reimbursement for all reasonable business expenses incurred by the Executive, in accordance with the policies provided to similarly situated executives of the Company generally as may be in effect from time to time.

                  (ix) Vacation. During the Employment Period, the Executive shall be entitled to 25 working days' holiday per annum in addition to public holidays in England and Wales. Holiday entitlement shall be pro-rated for any part year of employment. Up to a maximum of five days of holiday may be carried forward from one calendar year to the next. On termination of employment, the Executive will be entitled to pay in lieu of any holiday entitlement outstanding for the then current holiday year.

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                  (x) Management Incentive Plan. (i) Within six (6) months
following the Closing Date, subject to the prior relinquishment of all outstanding stock options held by the Executive and any future promise of option grants to the Executive upon execution of the Investment Agreement (other than the contractual commitments contained in this Section 2(b)(i)(x)), the Company shall establish the Plan. The "Plan" means an option, equity or cash bonus plan pursuant to which the management team of the Company shall receive in respect of vested awards in connection with a liquidity event (to be defined for purposes of the Plan) a range of value (payable in cash or equity) equal to 5% of the Equity Value at a liquidity event implying an Equity Value of $100 million, 10% of the Equity Value at a liquidity event implying an Equity Value of (or in excess of) $350 million (with interpolated values in between $100 million and $350 million on a pro rata basis) and no value at a liquidity event implying an Equity Value less than $100 million or if a liquidity event has not occurred prior to the tenth anniversary of the date hereof. It is the intention of the parties that any payment required to be made on the grant or exercise of awards under the Plan would be nominal.

                  (ii) For these purposes "Equity Value" means the value of all of the common stock of the Company that is outstanding on the date hereof , all of the Notes issued in the transactions contemplated by the Investment Agreement (including all issued Additional Notes (as defined in the terms of the Notes) and Notes issued as Additional Investment Amount) and all of the stock issuable (at the time of determination of Equity Value) on conversion of such Notes (as the same may be adjusted as a result of stock splits or reverse stock splits) and the value of all equity awards under the Plan outstanding as of the time of such determination, provided that (A) equitable reductions in Equity Value will be made to the extent that any such Notes have been repaid or repurchased prior to the determination of Equity Value, (B) subject to the provisions of clause
(C), any additional equity or securities convertible into or exchangeable for equity issued by the Company, whether through options, sales, in connection with acquisitions or otherwise, shall be dilutive to the management team, and (C) appropriate adjustments shall be made by the Board to protect the participants against dilution (x) from the first $7.75 million of equity securities (or securities convertible into or exchangeable for equity securities) of the Company issued by the Company in respect of cash investments in the Company (other than the sale to the Executive of the Additional Investment Amount) to fund the Viatel Business Plan (other than any funding in connection with or as consideration for the acquisition of assets, shares or businesses by the Company or any subsidiary) following the initial sale of Notes by the Company pursuant to the Investment Agreement (a "Business Plan Funding") (and against dilution resulting from any adjustment to the conversion price of the Notes that is made (after giving effect to any amendment or waiver by any Noteholder of any antidilution provisions) as a result of any Business Plan Funding) and (y) from the issuance of equity or securities convertible into or exchangeable for equity of the Company in connection with or as consideration for any acquisition of assets, shares or businesses by the Company or any subsidiary, but in the case of this clause (y) only to the extent that, and on the same basis that, the holders of Notes are also actually protected against dilution in such transaction (after giving effect to any amendment or waiver by any Noteholder of any antidilution provisions).

                  (iii) Awards under the Plan will vest in three tranches (one-third on establishment of the Plan and one-third on each of the two anniversaries of the Closing Date), subject to the Executive's continued employment through each applicable vesting date. The Plan will provide that in the event of the termination of the Executive's employment by the Company

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without Cause or by the Executive for Good Reason or by reason of the
Executive's death or Disability, the Executive will be entitled to immediate accelerated vesting of the entire next tranche of the award that would have vested on establishment of the Plan or the anniversary of the Closing Date following the Date of Termination, if any. In the event that the Executive's employment terminates for any other reason, the Executive will not be entitled to vesting of any further tranches (or pro-rata proportions thereof) (it being understood that vested and unvested awards will be subject to mechanisms to ensure that the value received by the Executive does not exceed the value contemplated to be received as set forth above).

                  (iv) The Executive's Awards will constitute 45% of all awards available under the Plan. Bona fide consideration will be given to inclusion of appropriate tag-along rights under the Plan. The Plan will have such other terms not inconsistent with the foregoing as determined by the Board after consultation with the Executive.

            3. Termination of Employment.

            (a) Death or Disability. The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company reasonably and in good faith determines that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may provide the Executive with written notice in accordance with Section 7(b) of this Agreement terminating the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"). For purposes of this Agreement, "Disability" shall mean any physical or mental condition which would qualify the Executive for a disability benefit under any long-term disability plan maintained by VTL UK.

            (b) Without Cause. The Company may only terminate the Executive's employment during the Employment Period without Cause (other than by reason of Disability) by either (i) giving the Executive 24 months' written notice (or such lesser full months' written notice determined by the Company); or (ii) terminating the Executive's employment without the notice required under Section 3(b)(i) and, in either case, paying to the Executive the sum specified in
Section 4(a) below.

            (c) Cause. The Company may terminate the Executive's employment during the Employment Period for Cause by giving a Notice of Termination in accordance with Section 3(e). For purposes of this Agreement, "Cause" shall mean:

                  (i) the Executive's continued failure to substantially perform her duties under Section 2(a) of this Agreement, other than any such failure resulting from the Executive's incapacity due to her physical or mental illness; or

                  (ii) the Executive's engagement in any gross misconduct (which materially damages or is reasonably likely to materially damage the reputation or business of the Company or any other member of the Affiliated Group or the reputation of the Executive in connection with her position as Chief Executive Officer or director of the Company) or fraud; or

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                  (iii) the Executive's charged with or convicted of a criminal offense (other than a road traffic offense) punishable with at least three months' imprisonment; or

                  (iv) the Executive becomes prohibited by law from being a director of the Company due to the Executive's misconduct; or

                  (v) the Executive's material breach of Section 5(a) of this Agreement or the Executive's failure to make the Minimum Investment Amount when required to do so accordance with Section 2(b)(ii)(C); or

                  (vi) the Executive's willful failure or refusal to comply in any material respect with any duly authorized and reasonable directive of the Board or willful failure to comply with the Company's material policies as in effect from time to time covering any of the following: securities laws, code of ethics, equal opportunities and sexual harassment, Company security, use of alcohol and illegal substances, possession of illegal weapons or any additional topics that the Board reasonably determines are material policies of the Company and specifically notifies the Executive in writing that such policies are to be considered material policies within the meaning of, and thus covered by, this clause (vi).

                  (vii) the Executive's providing notice pursuant to the final sentence of Section 2(a)(iii).

provided that, in relation to any event or circumstance in (i) to (vi) which is capable of remedy by the Executive, the event or circumstance shall only constitute "Cause" if the Company has first given written notice to the Executive (specifically identifying the event or circumstance which the Company believes constitutes Cause) giving the Executive 30 days from the date of such notice in which to remedy the breach, and the Executive shall have failed to remedy such breach within those 30 days, provided, further, that in the event that the Executive's employment is terminated by the Company solely by reason of the Executive being charged with a criminal offense under clause (iii) above and the Executive is later finally acquitted of such charges or the charges against the Executive are later finally dismissed, the Company will provide the Executive with the benefits under Section 4(a) as if the date of such final acquittal or dismissal, as the case may be, is the Date of Termination.

            (d) Good Reason. The Executive may resign from employment during the Employment Period with Good Reason. If (x) an event or circumstance set forth in clauses (i) through (iv) below shall have occurred and the Executive provides the Company with written notice thereof within 30 days after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice shall specifically identify the event or circumstance that the Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above, the Executive shall be considered to have resigned for Good Reason. For purposes of this Agreement, "Good Reason" shall mean, in the absence of the Executive's prior written consent (and except in consequence of a prior termination of the Executive's employment), the occurrence of any of the following:

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                  (i) (x) the removal of the Executive from the position as
      Chief Executive Officer of the Company (or, the removal of the Executive as a director of the Board for any reason other than (A) Disability, (B) death, (C) in connection with a termination for Cause, (D) in connection with a termination by the Executive without Good Reason or (E) by the Board or stockholders in a situation in which (1) Morgan Stanley owns more than 50% of the outstanding principal amount of the Notes or more than 50% of the outstanding shares of the Company's common stock and (2) Morgan Stanley (or each of its employees that are directors of the Company) voted against removal or voted in favor of her remaining on the Board) or (y) any material diminution of the Executive's duties or responsibilities as Chief Executive Officer as set forth in Section 2(a)(i)(A) (other than as a result of the Executive's physical or mental incapacity), provided, that, any diminution of the Executive's duties or responsibilities as Chief Executive Officer or -------- removal from the Board which occurs as a result of a Liquidity Event or Change of Control (as defined in the Notes) shall not constitute Good Reason if the Executive is (or is requested to be but she declines such position) the chief executive officer (or similar position in an entity which is not a corporation) of the Company (or the Company's successor), even if the Company or such successor is a subsidiary of another entity; or

                  (ii) the Company's material breach of any of the provisions of
      Section 2(b); or

                  (iii) the refusal by a purchaser of all or substantially all of the assets of the Company to assume in writing and in a timely manner the Company's obligations under this Agreement; or

                  (iv) the Company's requirement that the Executive relocate to an office location outside of the United Kingdom.

            (e) Notice of Termination. Any termination by the Company or by the Executive shall be communicated by a Notice of Termination to the other party hereto given in accordance with Section 7(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) except in respect of a resignation by the Executive without Good Reason, indicates the specific termination provision in this Agreement relied upon, (ii) except in respect of a resignation by the Executive without Good Reason, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) specifies the Date of Termination (as defined below), which date, in the case of a termination for Good Reason, shall comply with the provisions of Section 3(c). The failure by the Company or the Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason (respectively) shall not waive any right of that party from asserting such fact or circumstance in enforcing that party's rights hereunder.

            (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Executive for Good Reason, the date that the Executive resigns during the 90-day period described in Section 3(d);
(ii) if the Executive's employment is
terminated by the Company other than for Cause under Section 3(b)(i); the Date of Termination shall be the expiry of the notice period provided in Section 3(b)(i); (iii) if the Executive's employment is terminated by the Company other than for Cause under the provisions of Section 3(b)(ii), the Date of Termination shall be the date on which the Company provides the Executive with a Notice of Termination; (iv) if the Executive's employment is terminated by the Company for Cause, the Date of Termination shall be the date on which the Company provides the Executive with a Notice of Termination; (v) if the Executive's employment is terminated by the Executive without Good Reason, the Date of Termination shall be the date that is 30 days after the date on which the Executive provides the Company with a Notice of Termination, provided that after the Company has received such a Notice of Termination, the Company may terminate the Executive's employment at any time prior to the date that is 30 days after it has received such Notice of Termination and such termination of employment shall for all purposes of this Agreement be deemed to be a resignation by the Executive without Good Reason; and (vi) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            (g) Resignation from All Positions. Notwithstanding any other provision of this Agreement, upon the termination of the Executive's employment for any reason, the Executive shall immediately resign as of the Date of Termination from all positions that she holds or has ever held with the Company and any other member of the Affiliated Group (and with any other entities with respect to which the Company has requested the Executive to perform services), including, without limitation, the Board and all boards of directors of any member of the Affiliated Group. This obligation is without prejudice to any claims the Executive may have against the Company arising from her employment or the termination of her employment with the Company. The Executive hereby agrees to execute any and all documentation to effectuate such resignations upon request by the Company (and the Company is hereby irrevocably authorized to appoint some person in her name and on her behalf to execute any documents or do anything necessary or requisite to give effect to such resignations) and the Company will use its reasonable endeavors to take such administrative actions required to ensure such resignations are effected as soon as reasonably practicable (including but not limited to ensuring that any such resignations are notarized as required by local law), but she shall be treated for all purposes as having so resigned upon termination of her employment, regardless of when or whether she executes any such documentation.

            (h) Garden Leave. In the event of termination of the Executive's employment by the Company under the provisions of Section 3(b)(i), subject to the Company's continued provision to the Executive of the Base Salary and other contractual benefits in accordance with the terms of this Agreement, the Company shall have, at its discretion, the right for a period not to exceed six months or if shorter, the length of the notice period (the "Garden Leave Period") (i) to exclude the Executive from any premises of the Company or any other member of the Affiliated Group and require the Executive not to attend at any premises of the Company or any other member of the Affiliated Group; and/or to require the Executive to carry out no duties; and/or to require the Executive not to communicate or deal with any employees, agents, consultants, clients or other representatives of the Company or any other member of the Affiliated Group; and/or (ii) to resign with immediate effect from any offices she holds with the Company or any other member of the Affiliated Group (and any related trusteeships); and/or to take any holiday which has accrued under Section 2(b)(viii) during the Garden Leave Period.

The Executive shall continue to be bound by duties of good faith and fidelity and the duties set forth in Section 5 of this Agreement during the Garden Leave Period.

            4. Obligations of the Company upon Termination. The Executive agrees that the amounts payable under this Section 4 are in lieu of any other claims the Executive may have with regard to the termination of her employment with the Company and shall be the Executive's sole and exclusive remedy for any such claims. The Executive agrees to execute and not to revoke a general release of claims in the form attached hereto as Exhibit A (except for completion of the appropriate matters in square brackets) in favor of the Company, its Affiliates and shareholders and their employees and directors waiving any claims against such entities or persons in connection with the Executive's employment or termination of employment (other than any statutory claims) as a condition of receipt of the amounts payable under this Section 4.

            (a) Termination by the Company other Than for Cause/by the Executive for Good Reason/by reason of the Executive's death or Disability. If the Company terminates the Executive's employment without Cause under the provisions of
Section 3(b)(ii) above (or under section 3(b)(i) with less than 24 months notice) or the Executive resigns for Good Reason or the Executive's employment terminates by reason of the Executive's death or Disability, the Company will, within 14 days of the Date of Termination, pay to the Executive (or the Executive's estate, as the case may be) and the Executive will be contractually entitled to receive a sum equal to the aggregate of the following (together the "Severance Payment") (i) twice the Annual Base Salary in effect immediately prior to the Date of Termination; and (ii) twice the last Annual Bonus paid to the Executive in respect of a complete fiscal year of the Company (or, in the event of a termination without Cause or resignation for Good Reason or termination of employment due to death or Disability prior to determination of an Annual Bonus in respect of the fiscal year 2004, twice the Target Bonus); provided, that solely in the event of a termination of the Executive's employment by reason of the Executive's death or Disability, the aggregate amount payable under clauses (i) and (ii) shall in no event be less than $3 million. In addition, (except in the case of termination as a result of death) the Company will procure that the Executive continues to participate in the private medical plan for 24 months following the Date of Termination at the same level of cover as was in place immediately prior to the termination of the Executive's employment. If continued cover is not possible at the same level of cover for all or any part of the 24 months period, the Company will pay to the Executive a sum equal to the cost the Executive would have to incur to obtain such insurance(s) cover in an individual capacity in the open market, subject to a cost limit of (pound)35,000. The Executive shall also be entitled to receive any Annual Bonuses earned in respect of any completed fiscal years preceding the year in which the Date of Termination occurs (to the extent that any such Annual Bonuses have not already been paid) to be calculated and paid in accordance with
Section 2(b)(ii). The severance obligation under this Section 4(a) shall be reduced by the amount of compensation payments and insurance coverage received by the Executive during the notice period given under Section 3(b)(i), if any. In addition, both the Company and the Executive shall be released from any obligation to sell or purchase, as the case may be, any Notes that have not yet been purchased by the Executive in satisfaction of the Additional Investment Amount and the restriction set forth in Section 5(h) shall lapse.

            (b) Cause; Resignation without Good Reason; If (i) the Executive's employment shall be terminated by the Company for Cause, or (ii) the Executive shall resign without Good Reason, the Company shall pay or provide to the Executive to the extent not theretofore paid or provided, the Executive's Annual Base Salary through the Date of Termination. The Executive shall also be entitled to receive any Annual Bonuses earned in respect of any completed fiscal years preceding the year in which the Date of Termination occurs (to the extent that any such Annual Bonuses have not already been paid) to be calculated and paid in accordance with
Section 2(b)(ii). In addition, in the event of a termination of employment as set forth in subclauses (i) or (ii), both the Company and the Executive shall be released from any obligation to sell or purchase, as the case may be, any Notes that have not yet been purchased by the Executive in satisfaction of the Additional Investment Amount and the restriction set forth in Section 5(h) shall lapse.

            5. Executive's Covenants.

            (a) Confidential Information. The Executive shall hold in a fiduciary capacity for benefit of the Affiliated Group, all secret or confidential information, knowledge or data relating to the Affiliated Group and its businesses (including, without limitation, any proprietary information concerning any processes, methods, trade secrets, research or secret data, costs, names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that the Executive has obtained or obtains during the Executive's employment by the Company that is not publicly available (other than as a result of the Executive's violation of this Section 5(a)) ("Confidential Information"). For the purposes of this Section 5(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. The Executive shall not communicate, divulge, disseminate, reproduce or otherwise use Confidential Information at any time during or after the Executive's employment with the Company, except (i) with prior written consent of the Company, (ii) as required by law or legal process or (iii) as such disclosure or use may be required in the course of the Executive performing her duties and responsibilities as the Chief Executive Officer of the Company and is not in violation of the reasonable policies of the Board. Notwithstanding the foregoing provisions, if the Executive is required to disclose any such confidential or proprietary information pursuant to applicable law or a subpoena or court order, the Executive shall, to the extent that she is legally permitted to do so, promptly notify the Company in writing of any such requirement so that the Company or the appropriate member of the Affiliated Group may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions hereof. The Executive shall reasonably cooperate with the Affiliated Group to obtain such a protective order or other remedy. If such order or other remedy is not obtained prior to the time the Executive is required to make the disclosure, or the Company waives compliance with the provisions hereof, the Executive shall disclose only that portion of the confidential or proprietary information which she is advised by counsel that she is legally required to so disclose. Upon her termination of employment with the Company for any reason, the Executive shall promptly return to the Company, all records, files, memoranda, correspondence, notebooks, notes, reports, customer lists, drawings, plans, documents, and other documents and the like relating to the business of the Affiliated Group or containing any trade secrets relating to the Affiliated Group or that the Executive uses, prepares or comes into contact with during the course of the Executive's employment with the Company, and all property supplied to the Executive by the Company including, without limitation, any lap top computers, palm held electronic devices, cell phones, pagers, keys, credit cards and passes, and such materials shall remain the sole property of the Company and/or the Affiliated Group, as applicable.

            (b) Non-Recruitment of Affiliated Group Employees. The Executive will not, at any time during the period of 12 months following the Date of Termination (reduced by the amount of time during which the Executive has been suspended under Section 3(h)), without the prior written consent of the Company, directly or indirectly

                  (i) solicit; or

                  (ii) recruit; or

                  (iii) employ

whether as an employee, officer, director, agent, consultant or independent contractor any person who is at the Date of Termination an employee, officer or director of the Company or of any other member of the Affiliated Group and who is employed in an executive, managerial or technical position, and with whom the Executive have had contact in the course of her employment at any time during the 12 month period prior to the Date of Termination.

            (c) No Competition -- Solicitation of Business. The Executive will not, at any time during the period of six months following the Date of Termination (reduced by the amount of time during which the Executive has been suspended under Section 3(h)), without the prior written consent of the Company, directly or indirectly, carry on, set up, be employed, engaged, concerned or interested in any business which is or is about to be in competition with any business carried on by the Company or any other member of the Affiliated Group as at the Date of Termination and in which business the Executive was actively involved at any time during the 12 month period immediately prior to the Date of Termination (a "Competitive Activity") in any location in which the Affiliated Group engages in a Competitive Activity.

            (d) Non-Solicitation of Customers. The Executive will not, at any time during the period of six months following the Date of Termination (reduced by the amount of time during which the Executive has been suspended under
Section 3(h)), solicit or entice away or endeavor to solicit or entice away from the Company or any other member of the Affiliated Group any person, firm, company or other entity who is, or has been, in the 12 months immediately prior to the Date of Termination a client or customer of the Company or any other member of the Affiliated Group with whom the Executive had business dealings at any time during the course of her employment in that 12 month period, so as to cause such person, firm, company or other entity to cease doing business (or reduce its levels of business) with the Company or any other member of the Affiliated Group or to interfere with or seek to interfere in any way with such person, firm, company or other entity's relationship with the Company or any other member of the Affiliated Group.

            (e) Non-dealing with Customers. The Executive will not, at any time during the period of six months following the Date of Termination (reduced by the amount of time during which the Executive has been suspended under Section 3(h)), have any business dealings with any person, firm, company or other entity who is, or has been, in the 12 months immediately prior to the Date of Termination a client or customer of the Company or any other member of the Affiliated Group with whom the Executive had business dealings at any time during the course of her employment in that 12 month period, so as to cause such person, firm, company or other entity to cease to do business (or reduce its levels of business) with the Company or any member of the Affiliated Group or to interfere with or seek to interfere in any way with such person, firm, company or other entity's relationship with the Company or any other member of the Affiliated Group.

            (f) Assistance. The Executive agrees that during and after her employment by the Company, the Executive will assist the Affiliated Group in the defense of any claims, or potential claims that may be made or threatened to be made against any member of the Affiliated Group in any action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise other than by the Executive (a "Proceeding"), and will assist the Affiliated Group in the prosecution of any claims that may be made by any member of the Affiliated Group in any Proceeding, to the extent that such claims may relate to the Executive's employment or the period of the Executive's employment by the Company other than in relation to any such claims made by any member of the Affiliated Group against the Executive which may relate to her employment or period of employment. The Executive agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to participate (or otherwise become involved) in any Proceeding involving such claims or potential claims. The Executive also agrees, unless precluded by law, to promptly inform the Company if the Executive is asked to assist in any investigation (whether governmental or otherwise) of any member of the Affiliated Group (or their actions), regardless of whether a lawsuit has then been filed against any member of the Affiliated Group with respect to such investigation. The Company agrees to reimburse the Executive for all of the Executive's reasonable out-of-pocket expenses associated with such assistance, including travel expenses and any attorneys' fees and shall pay a reasonable per diem fee for the Executive's service. In addition, the Executive agrees to provide such services as are reasonably requested by the Company to assist any successor to the Executive in the transition of duties and responsibilities to such successor. It is agreed that any obligation on the Executive to assist which arises after the termination of the Executive's employment will be reasonably subject to any commitments the Executive may have in any new employment or engagement.

            (g) Remedies. The Executive acknowledges and agrees that the terms of Section 5: (i) are reasonable in geographic and temporal scope, (ii) are necessary to protect legitimate proprietary and business interests of the Company in, inter alia, near permanent customer relationships and confidential information. The Executive further acknowledges and agrees that (A) the Executive's breach of the provisions of Section 5 will cause the Company irreparable harm, which cannot be adequately compensated by money damages, and
(B) if the Company elects to prevent the Executive from breaching such provisions by obtaining an injunction against the Executive, there is a reasonable probability of the Company's eventual success on the merits. The Executive consents and agrees that if the Executive commits any such breach or threatens to commit any breach, the Company shall be entitled to temporary and permanent injunctive relief from a court of competent jurisdiction, in addition to, and not in lieu of, such other remedies as may be available to the Company for such breach, including the recovery of money damages. If any of the provisions of this Section 5 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or in any way diminish the Company's right to enforce any such covenant in any other jurisdiction.

            (h) Restrictions on Transfer of Notes. During the Employment Period, without the prior written consent of the Company or as otherwise required or permitted pursuant to Section 3.3 and 3.4 of the Shareholder Agreement and to members of the Executive's family or to limited partnerships, trusts or other entities owned by or established for the benefit of such family members in accordance with the Shareholders Agreement, the Executive shall not sell, assign, transfer, exchange, pledge, hypothecate or otherwise encumber any Notes (other than a transfer of the Notes to the Company upon conversion thereof) or any shares of stock of the Company or other securities received in respect of such Notes and no such sale, assignment, transfer, exchange, pledge, hypothecation, or encumbrance, whether made or created by voluntary act of the Executive or any agent of the Executive or by operation of law, shall be recognized by, or be binding upon, or shall in any manner affect the rights of, the Company. The Executive consents to the placement of an appropriate legend on the Notes or other relevant securities evidencing this Agreement. Notwithstanding the foregoing, the Executive shall be permitted to sell, assign, transfer, exchange, pledge, hypothecate or otherwise encumber any Notes or any shares of stock of the Company or other securities received in respect of such Notes from and after the first date on which Morgan Stanley & Co. Incorporated shall have transferred, sold or otherwise disposed for cash or freely tradable securities that trade on an established securities exchange of (x) 20% or more of the Notes issued to it on the Closing Date (as defined in the Investment Agreement) or (y) a number of Conversion Shares (as defined in the Investment Agreement) equal to the number of Conversion Shares issuable upon conversion of 20% of the Notes issued to it on the Closing Date.

            (i) Intellectual Property.

                  (i) The Executive may make discover or create intellectual property in the course of her duties to the Company and agrees that in this respect she has a special obligation to further the interests of the Company.

                  (ii) Subject to the provisions of the Patents Act 1977 the Registered Designs Act 1949 and the Copyright Designs and Patents Act 1988 if at any time during the Employment Period the Executive makes or discovers or participates in the making or discovery of any intellectual property relating to or capable of being used in the business for the time being carried on by the Company or any other member of the Affiliated Group (the "Intellectual Property") full details of the Intellectual Property shall immediately be communicated by her to the Company and shall be the absolute property of the Company. At the request and expense of the Company, the Executive shall give and supply all such information data drawings and assistance as may be requisite to enable the Company to exploit the Intellectual Property to the best advantage and shall execute all documents and do all things which may be necessary or desirable for obtaining patent or other protection for the Intellectual Property in such parts of the world as may be specified by the Company and for vesting the same in the Company or as it may direct.

                  (iii) The Executive irrevocably appoints the Company to be her agent in her name and on her behalf to sign execute or do any such instrument or thing and generally to use her name for the purpose of giving to the Company (or its nominee) the full benefit of the provisions of this clause and in favor of any third party a certificate in writing signed by any director or the secretary of the Company that any instrument or act falls within the authority conferred by this clause shall be conclusive evidence that such is the case.

                  (iv) If the Intellectual Property is not the property of the Company, the Company shall subject to the provisions of the Patents Act 1977 have the right to acquire for itself or its nominee her rights in the Intellectual Property within three months after disclosure pursuant to this clause on fair and reasonable terms to be agreed or settled by a single arbitrator.

                  (v) The Executive waives all of her moral rights (as defined in the Copyright, Designs and Patents Act 1988) in respect of any acts of the Company or any acts of third parties done with the Company's authority in relation to any Intellectual Property which is the property of the Company by virtue of this clause.

                  (vi) Rights and obligations under this clause shall continue in force after termination of this Agreement in respect of Intellectual Property made during the Executive's employment under this Agreement and shall be binding upon her representatives.

            6. Successors.

            (a) This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

            (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns. Except as provided in Section 6(c), without the prior written consent of the Executive, this Agreement shall not be assignable by the Company .

            (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. "Company" means the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid that assumes and agrees to perform this Agreement by operation of law or otherwise.

            7. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the England and Wales, without reference to principles of conflict of laws. The Company and the Executive agree to submit irrevocably to the exclusive jurisdiction of the courts of England and Wales. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

            (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

            If to the Executive:

            at the Executive's address on the books and records of the Company on the date of such notice

            With a copy to:

            LeBoeuf, Lamb, Greene & MacRae
            No. 1 Minster Court
            Mincing Lane
            London EC3R 7YL
            United Kingdom

            Attn: Managing Partner

            If to the Company:

            At its registered address.

            With a copy to:

            VTL (UK)
            Inbucon House
            Wick Road
            Egham, Surrey TW20 0HR

            Attn:  General Counsel

            And an additional copy to:

            Wachtell, Lipton, Rosen & Katz
            51 West 52nd Street
            New York, New York 10019

            Attn:  David M. Silk

or to such other address as either of the parties shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee. The Company agrees that VTL
(UK) will be irrevocably appointed as the Company authorized agent for the purpose of accepting service of any process in England under or in connection with this Agreement.

            (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

            (d) The Company may withhold from any amounts payable under this Agreement (i) such taxes as shall be required to be withheld by any competent taxing authority pursuant to any applicable law or regulation and (ii) any sums which are owed and payable by the Executive to the Company or any other member of the Affiliated Group.

            (e) To the extent that this Agreement becomes effective on the Closing Date, as of the Closing Date, this Agreement shall supersede any other agreement, written or oral, pertaining to the subject matter of this Agreement, including without limitation all previous employment, severance, termination, change of control or other similar agreements, including without limitation the employment letter between the Executive and the Company dated as of May 9, 2003 (and the Company option commitment therein). The Executive acknowledges and agrees that she is not entering into this Agreement in reliance on any representation not expressly set out in this Agreement.

            (f) This Agreement may be executed in several counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument.

            IN WITNESS WHEREOF, this Agreement has been executed by the parties on the date shown on the first page of this Agreement.

SIGNED as a DEED           )
and DELIVERED by           )
LUCY WOODS                 )
In the presence of:        )

Witness signature:

Witness name:

Witness address:

Witness occupation:

                                    ___________________________________
                                    Executive

                                    VIATEL HOLDING (BERMUDA) LIMITED

                                    By:______________________________
                                       Name:
                                       Title:

                                    Exhibit A

                             Form of General Release

            This Agreement is made on [________]:

            BETWEEN

            (1)   Viatel Holding (Bermuda) Limited (the COMPANY); and

            (2)   Lucy Woods (the EXECUTIVE)

            WHEREAS

(A) The Executive has been employed by the Company under an employment agreement (the EMPLOYMENT AGREEMENT) dated April 21, 2004;

(B) The Executive's employment pursuant to the Employment Agreement has terminated in accordance with Section [to specify] of the Employment Agreement;

(C) Pursuant to Section 4 of the Employment Agreement, the Executive's entitlement to compensation on termination of her employment is conditional upon her entering into a general release of claims in the form set out in this Agreement;

(D) Definitions used in this Agreement shall have the same meaning as they have in the Employment Agreement unless stated otherwise.

IT IS AGREED AS FOLLOWS:

In consideration of the payment to be made and benefits to be provided by the Company to the Executive in accordance with Section [insert relevant subsection] of the Employment Agreement, the Executive agrees with the Company (for itself and as agent and trustee for and on behalf of each of its Affiliates, its or their current of former shareholders, directors, officers or employees) that she, on behalf of herself and her heirs, successors, spouses and assigns:

1.1 accepts the amount of (pound)[ ] and the benefits to be provided in accordance with Section [insert relevant subsection] of the Employment Agreement in full and final settlement of all Claims that the Executive has or may have against the Company, any Affiliates or any of its or their current or former shareholders (including without limitation Morgan Stanley & Co., Inc., its affiliates, and each of their partners, directors, officers, employees, representatives, contractors, attorneys, heirs, spouses, successors, assigns and agents, in their individual and professional capacities), directors, officers, employees or subsidiaries, partners, security holders, representatives, contractors, attorneys, heirs, spouses, successors, assigns and agents in their individual and professional capacities. For these purposes, Claim shall mean any and all disputes, claims, actions, causes of action, damages, liabilities, promises, debts, compensation, losses, obligations, costs and expenses of any kind or nature, arising out of or in connection with the Executive's employment with the Company or the termination of her employment, directorship or other office held with the Company or any Affiliate or resignation or removal therefrom (including claims which could be asserted by way of contribution, counter-claim, set-off, indemnity or third party proceedings, and any claims for interest and legal costs, but excluding any statutory claims) whether such disputes or claims are asserted or known or not, or existing or not, and whether or not such disputes or claims or the facts and matters giving rise to them, could have been discovered as at the date of this Agreement;

1.2 releases and forever discharges the Company, its Affiliates and any of its or their current or former shareholders (including without limitation Morgan Stanley & Co., Inc., its affiliates, and each of their partners, directors, officers, employees, representatives, contractors, attorneys, heirs, spouses, successors, assigns and agents, in their individual and professional capacities), directors, officers, employees and subsidiaries, partners, security holders, representatives, contractors, attorneys, heirs, spouses, successors, assigns and agents in their individual and professional capacities from and against any and all liabilities arising out of any Claim;

1.3 confirms that she will not make, bring or continue in any jurisdiction against the Company, any of its Affiliates or any of its or their current or former shareholders (including without limitation Morgan Stanley & Co., Inc., its affiliates, and each of their partners, directors, officers, employees, representatives, contractors, attorneys, heirs, spouses, successors, assigns and agents, in their individual and professional capacities), directors, officers, employees, subsidiaries, partners, security holders, representatives, contractors, attorneys, heirs, spouses, successors, assigns or agents in their individual and professional capacities any civil claim, demand, action or proceeding in respect of any Claim released or discharged under 1.2 above.

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